SIGNET JEWELERS' FIRST QUARTER RESULTS EXCEED EXPECTATIONS

Connected commerce strategy delivering growth across all channels
First quarter eCommerce up 110.3% and brick & mortar same store sales up 105.7%

HAMILTON, Bermuda, June 10, 2021 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended May 1, 2021 (“first quarter Fiscal 2022”).

“Our strong first quarter results demonstrate the momentum we are building as we continue Signet’s transformation,” said Virginia C. Drosos, Chief Executive Officer. “Thank you to all our team members for their relentless dedication to our customers and each other, and for embracing new capabilities with excellence as we drive innovation and sustainable long-term growth."
“We delivered strong performance across our portfolio. While the jewelry category is experiencing meaningful growth, we are outpacing market growth and gaining share consistent with our Inspiring Brilliance strategy. Specifically, we are winning in our biggest banners through consumer-inspired differentiation, as evidenced by double-digit revenue growth in both Kay and Zales versus this time two years ago. We are successfully beginning to stretch the top and bottom boundaries of the mid-market as Jared continues to grow at higher price points and in custom design, and Piercing Pagoda delivered its best quarter ever accessing more value inspired self-purchasing shoppers. Further, our Connected Commerce strategy is resonating, delivering higher conversion rates and growth both online and in-stores. And finally, we are building a more innovative and agile culture with investments in talent, digital capabilities, newness in product assortment, and modern content and marketing channels that give us distinct competitive advantages. As I look ahead, I’m confident in our people and our strategy and believe 2021 will be another transformative year for Signet.”
Joan Hilson, Chief Financial and Strategy Officer, added, “We are entering this next phase of Signet’s transformation from a position of financial strength. We are continuing to increase liquidity with ongoing cash, cost and inventory discipline, enabling accelerated investment in innovation and growth. Even as we expect some current tailwinds from stimulus and slower than anticipated return to travel and experience spending to subside in the back-half of 2021, we are confident in our ability to deliver strong shareholder return and generate cash. As such, our Board has approved reinstatement of a common dividend in the second quarter.”

First Quarter Fiscal 2022:
•Total sales were $1.7 billion, an increase of over $250 million to Q1 of FY20 and more than $835 million to Q1 of FY21.
•Q1 same store sales (“SSS”) up 106.5% (1) to Q1 of FY21 and up 27.2% to Q1 of FY20.
•GAAP diluted earnings per share ("EPS") of $2.23, up from a loss per share of ($3.96) in Q1 of FY21 and ($0.35) in Q1 of FY20 .
•Non-GAAP diluted EPS of $2.23 (2), an increase from a loss per share of ($1.59) in Q1 of FY21 and EPS of $0.08 in Q1 of FY20.

	Fiscal 22 Q1	Fiscal 21 Q1	Fiscal 20 Q1
Revenue ($ in millions)	$1,688.8	$852.1	$1,431.7
SSS % change (1)	106.5%	(38.9)%	(1.3)%
GAAP
Operating income (loss)	$168.7	$(299.6)	$(2.6)
Operating income (loss) as % of sales	10.0%	(35.2)%	(0.2)%
GAAP Diluted EPS	$2.23	$(3.96)	$(0.35)
Non-GAAP (2)
Non-GAAP operating income (loss)	$168.9	$(142.5)	$24.2
Non-GAAP operating income (loss) as % of sales	10.0%	(16.7)%	1.7%
Non-GAAP Diluted EPS	$2.23	$(1.59)	$0.08
(1) Same store sales include physical store sales and eCommerce sales.
(2) See non-GAAP reconciliation page.

First Quarter 2022 Financial Results:
Signet's total sales were $1.7 billion, up 98.2% year over year, in the 13 weeks ended May 1, 2021 on a reported basis and up 96.4% on a constant currency basis. Total same store sales increased 106.5% year over year. eCommerce sales were $346.3 million, up 110.3% from the prior year. Brick and mortar same store sales increased 105.7% year over year.

	Change from previous year
First Quarter Fiscal 2022	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	117.2%	(10.5)%	106.7%	0.4%	107.1%	$1,618.0
International segment	(12.2)%	(7.1)%	(19.3)%	7.7%	(11.6)%	$57.4
Other segment (1)	nm	nm	nm	nm	nm	$13.4
Signet	106.5%	(10.1)%	96.4%	1.8%	98.2%	$1,688.8
(1) Includes sales from Signet’s diamond sourcing initiative.
nm Not meaningful

By operating segment:
North America
•North America SSS increased 117.2%, with broad-based category strength. Average transaction value ("ATV") increased 15.2% to the first quarter of last year and the number of transactions increased 90.0%. When compared to the first quarter two years ago, physical traffic remains down but Signet has delivered growth over that period through higher conversion and ATV.
•Brick and mortar SSS grew 118.4%. eCommerce sales grew 113.4%.
International
•International same store sales decreased 12.2%. ATV increased 5.8% and the number of transactions declined 16.6% reflecting the mandated closure of UK stores for 10 of the 13 weeks this quarter.
•eCommerce sales grew 80.0%, with brick and mortar same store sales declining 40.9%.

GAAP gross margin was $678.4 million, or 40.2% of sales, up 1,630 bps versus the prior year quarter and up 540 bps versus the first quarter of FY20. The majority of gross margin rate improvement is driven by leveraging of fixed costs such as occupancy.
SGA was $512.0 million, or 30.3% of sales, up 1,180 bps favorable to the prior year quarter and 290 bps favorable to the first quarter of FY20. The rate improvement was primarily driven by more efficient operating hours and corresponding labor.
GAAP operating income was $168.7 million or 10.0% of sales. The operating income compares to an operating loss of $299.6 million, or (35.2)% of sales in the prior year first quarter and operating loss of $2.6 million, or (0.2)% of sales in Q1 of FY20.
Non-GAAP operating income was $168.9 million, or 10.0% of sales, compared to Non-GAAP operating loss of $142.5 million, or (16.7)% of sales in prior year first quarter and non-GAAP operating income of $24.2 million, or 1.7% of sales in Q1 of FY20.

	First quarter Fiscal 2022		First quarter Fiscal 2021
GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$212.0	13.1%	$(234.2)	(30.0)%
International segment	(19.7)	(34.3)%	(38.6)	(59.5)%
Other segment	(0.9)	nm	(0.3)	nm
Corporate and unallocated expenses	(22.7)	nm	(26.5)	nm
Total GAAP operating income (loss)	$168.7	10.0%	$(299.6)	(35.2)%

	First quarter Fiscal 2022		First quarter Fiscal 2021
Non-GAAP Operating income (loss) in millions (1)	$	% of sales	$	% of sales
North America segment	$212.2	13.1%	$(107.8)	(13.8)%
International segment	(19.7)	(34.3)%	(16.6)	(25.6)%
Other segment	(0.9)	nm	(0.3)	nm
Corporate and unallocated expenses	(22.7)	nm	(17.8)	nm
Total Non-GAAP operating income (loss)	$168.9	10.0%	$(142.5)	(16.7)%
(1) See non-GAAP reconciliation page.
nm Not meaningful

The current quarter income tax expense was $26.5 million compared to an income tax benefit of $109.5 million in the prior year first quarter driven by the year over year difference in pre-tax income. Further, the prior year income tax was also favorably impacted by the benefits of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").
Diluted EPS was $2.23 on both a GAAP and non-GAAP basis. GAAP and non-GAAP diluted EPS in the quarter includes the dilutive impact of the preferred shares in the share count based on the level of net income this quarter.

Balance Sheet and Statement of Cash Flows Highlights:
Cash flow from operating activities of $161.1 million in Q1 FY22, up $169 million to FY21 and $56 million to FY20. Total liquidity was $2.5 billion at quarter end, consisting of cash of $1.3 billion with $1.2 billion available on the revolving credit facility.
Ending inventory was $2.0 billion, a reduction of more than $370 million to Q1 of FY21. Long term debt was $146.8 million, compared to $1.3 billion at the prior year quarter end.

Quarterly Dividend:
Signet's Board of Directors has elected to reinstate the dividend program on the common shares and declared a quarterly cash dividend of $0.18 per share for the second quarter of Fiscal 2022, payable August 27, 2021 to shareholders of record on July 30, 2021, with an ex-dividend date of July 29, 2021.

Fiscal 2022 Guidance:

	Second Quarter	Fiscal 2022	Previous Fiscal 2022
Total revenue (in billions)	$1.60 to $1.65	$6.50 to $6.65	$6.00 to $6.14
Same store sales (1)	76% to 82%	24% to 27%	17% to 20%
Non-GAAP operating income (2) (in millions)	$118 to $130	$490 to $545	$335 to $364
(1) Same store sales include physical stores and eCommerce sales
(2) See description of non-GAAP measures below

Forecasted non-GAAP operating income provided above excludes potential non-recurring charges. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company's Second Quarter and Fiscal 2022 Outlook is based on the following assumptions:
1.Signet expects stronger sales performance in the first half of the fiscal year. As the vaccine rollout matures, the Company believes there will be a shift of consumer discretionary spending away from the jewelry category toward experience-oriented categories. The magnitude and timing of this shift is difficult to predict. As such, the Company is planning for increased marketing expenses to continue to fuel momentum from the first half of Fiscal 2022 as well as to proactively manage against shifts in consumer spending as the year progresses. Signet continues to expect same store sales to be negative in the second half of Fiscal 2022, though the Company is widening the range of its guidance as macro level momentum continues to magnify customer response to the Company’s services and capabilities. Depending on the timing and extent of potential shifts in spending, future results could differ materially from current guidance.
2.The Company has increased its gross cost savings expectations for Fiscal 2022 to $75 million to $95 million from $50 million to $75 million. The increase reflects the partial year savings relating to the recently enhanced relationships with credit partners ADS and Genesis. Signet’s cost savings have been identified to partially mitigate the additional investments required in digital and technology to further strengthen the Company’s competitive advantage and long-term positioning within the jewelry category. Cost savings are expected to benefit both SG&A and gross margin.
3.With the flexibility of Signet’s liquidity position, the Company has raised its planned Fiscal 2022 capital expenditures to the range of $175 million to $200 million from $150 million to $175 million. Aligning with Signet’s capital priorities, the increased level of investments will continue to focus on technology and innovation.
4.The Company expects to close over 100 stores in Fiscal 2022 and open up to 100 locations, primarily in highly efficient kiosks.
5.Signet's efforts to mitigate supply chain disruption amongst the pandemic impact on India have been effective thus far. Guidance assumes no material supply chain disruptions for the remainder of the year.
6.Continued uncertainty regarding multiple factors exist for the remainder of Fiscal 2022, including but not limited to the magnitude and potential resurgence of COVID-19 in key trade areas, extended duration of heightened unemployment, supply chain disruptions and macro or governmental influences on consumers’ ability to spend, particularly in discretionary categories like jewelry. Further, there can be no assurance that first quarter results and trends will continue for the second quarter and remainder of the fiscal year and such results and trends are not indicative of future performance. Please see disclosures within the Safe Harbor Statement for other risk factors.

Our Purpose and Sustainable Growth:
As a company with a purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views ESG initiatives as an important growth driver. As such, Signet released its first-ever Corporate Citizenship and Sustainability Report earlier this month, reflecting our continued leadership, prioritization and board oversight of these important ESG initiatives. Issued with the Sustainability report is a supplement including data disclosures in alignment with ESG reporting frameworks, as well as our 2030 Corporate Sustainability Goals which includes Human Capital Management and Climate Change goals. This set of 44 goals are set with 2030 targets in line with the Decade of Action to achieve the Sustainable Development Goals with one exception -- achieving net-zero greenhouse gas emissions by 2050.
In line with Inspiring Love – Signet also took actions this past quarter to further enhance its commitment to advancing Diversity, Equity and Inclusion. Specifically, Signet announced the launch of its first ever Employee Experience which commits to providing team members with an exceptional place to work and further solidifies inclusiveness, and encourages individuality and diversity within a welcoming culture. As advocates for positive change in the communities Signet serves, the Company is committing to further advancing women’s gender parity by joining Paradigm for Parity and aligning with their five-point action plan. Signet’s first donation from its newly formed Signet Love Inspires Foundation was made this quarter to the Equal Justice Initiative, as there is much to be done to fight systemic racism. And, in line with our mission of Celebrating Life and Expressing Love for all, the Company is celebrating PRIDE month across Signet banners and endorsed the Human Rights Council’s Business Statement on Anti-LGBTQ+ State Legislation. Lastly, as a global company with long-standing partners and vendors around the world, the Company donated to the Gajera Charitable Trust in India with the intention of support for COVID-19 relief efforts.

Conference Call:
A conference call is scheduled for June 10, 2021 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-844-750-4866
International Dial-in: +1-412-317-5109
Conference call participants may also pre-register at:

https://dpregister.com/sreg/10156193/e840e1f9ea

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” "preliminary," “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and continues to have, on Signet’s business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic, including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain (specifically in India), consumer behaviors such as willingness to congregate in shopping centers and shifts in spending away from the jewelry category and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions; financial market risks; our ability to optimize Signet's transformation strategies; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options and our ability to successfully establish future arrangements for the forward-flow receivables; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet’s business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet’s relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet’s OmniChannel retailing and ability to increase digital sales; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet’s real estate footprint; the ability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified sales associates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to Signet’s information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet’s business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2021 Annual Report on Form 10-K filed with the SEC on March 19, 2021 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations & Treasury
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1-330-668-5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Free cash flow does not represent the residual cash flow available for discretionary purposes.

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
Net cash provided by (used in) operating activities	$161.1	$(7.6)	$105.4
Purchase of property, plant and equipment	(11.3)	(7.7)	(24.6)
Free cash flow	$149.8	$(15.3)	$80.8

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
Gross margin	$678.4	$204.2	$499.4
Restructuring charges - cost of sales	—	(0.4)	—
Non-GAAP Gross Margin	$678.4	$203.8	$499.4

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
Total GAAP operating income (loss)	$168.7	$(299.6)	$(2.6)
Charges related to transformation plan	(0.7)	12.3	26.8
Asset impairments, net(1)	(0.2)	136.3	—
Rocksbox acquisition-related costs	1.1	—	—
Shareholder settlement	—	8.5	—
Total non-GAAP operating income (loss)	$168.9	$(142.5)	$24.2

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
North America segment GAAP operating income (loss)	$212.0	$(234.2)	$28.3
Charges related to transformation plan	(0.7)	8.5	19.3
Asset impairments, net (1)	(0.2)	117.9	—
Rocksbox acquisition-related costs	1.1	—	—
North America segment non-GAAP operating income (loss)	$212.2	$(107.8)	$47.6

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
International segment GAAP operating income (loss)	$(19.7)	$(38.6)	$(9.0)
Charges related to transformation plan	—	3.6	1.0
Asset impairments, net (1)	—	18.4	—
International segment non-GAAP operating income (loss)	$(19.7)	$(16.6)	$(8.0)

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
Other segment GAAP operating income (loss)	$(0.9)	$(0.3)	$(3.8)
Charges related to transformation plan	—	—	0.5
Other segment non-GAAP operating income (loss)	$(0.9)	$(0.3)	$(3.3)

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020	May 4, 2019
Corporate and unallocated expenses GAAP operating income (loss)	$(22.7)	$(26.5)	$(18.1)
Charges related to transformation plan	—	0.2	6.0
Shareholder settlement	—	8.5	—
Corporate and unallocated expenses non-GAAP operating income (loss)	$(22.7)	$(17.8)	$(12.1)

	13 weeks ended
	May 1, 2021	May 2, 2020	May 4, 2019
GAAP effective tax rate	16.1%	35.7%	13.0%
Charges related to transformation plan	0.1%	1.3%	5.3%
Asset impairments, net	—%	13.0%	—%
Rocksbox acquisition-related costs	(0.1)%	—%	—%
Shareholder settlement	—%	0.4%	—%
Non-GAAP effective tax rate	16.1%	50.4%	18.3%

	13 weeks ended
	May 1, 2021	May 2, 2020	May 4, 2019
GAAP Diluted EPS	$2.23	$(3.96)	$(0.35)
Charges related to transformation plan	(0.01)	0.24	0.52
Asset impairments, net	—	2.63	—
Rocksbox acquisition-related costs	0.02	—	—
Shareholder settlement	—	0.16	—
Tax impact of items above	(0.01)	(0.66)	(0.09)
Non-GAAP Diluted EPS	$2.23	$(1.59)	$0.08

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended
(in millions, except per share amounts)	May 1, 2021	May 2, 2020
Sales	$1,688.8	$852.1
Cost of sales	(1,010.4)	(648.3)
Restructuring charges - cost of sales	—	0.4
Gross margin	678.4	204.2
Selling, general and administrative expenses	(512.0)	(358.4)
Restructuring charges	0.7	(12.7)
Asset impairments, net	(1.5)	(136.3)
Other operating income, net	3.1	3.6
Operating income (loss)	168.7	(299.6)
Interest expense, net	(3.9)	(7.1)
Other non-operating income, net	0.1	0.1
Income (loss) before income taxes	164.9	(306.6)
Income tax benefit (expense)	(26.5)	109.5
Net income (loss)	$138.4	$(197.1)
Dividends on redeemable convertible preferred shares	(8.6)	(8.2)
Net income (loss) attributable to common shareholders	$129.8	$(205.3)

Earnings (loss) per common share:
Basic	$2.49	$(3.96)
Diluted	$2.23	$(3.96)
Weighted average common shares outstanding:
Basic	52.1	51.8
Diluted	62.0	51.8

Dividends declared per common share	$—	$—

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Current assets:
Cash and cash equivalents	$1,298.4	$1,172.5	$1,066.6
Accounts receivable, net	78.9	88.7	29.8
Other current assets	187.1	236.6	327.7
Income taxes	58.4	51.7	199.2
Inventories	2,019.0	2,032.5	2,392.2
Total current assets	3,641.8	3,582.0	4,015.5
Non-current assets:
Property, plant and equipment, net of accumulated depreciation and amortization of $1,208.7, $1,198.1 and $1,092.6, respectively	544.5	605.5	687.1
Operating lease right-of-use assets	1,301.2	1,362.2	1,541.4
Goodwill	244.9	238.0	238.0
Intangible assets, net	190.6	179.0	178.7
Other assets	241.0	195.8	204.9
Deferred tax assets	16.8	16.4	12.1
Total assets	$6,180.8	$6,178.9	$6,877.7
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$—	$—	$22.2
Accounts payable	700.1	812.6	329.1
Accrued expenses and other current liabilities	517.2	494.1	636.1
Deferred revenue	310.0	288.7	271.2
Operating lease liabilities	345.7	377.3	390.3
Income taxes	24.5	26.0	27.8
Total current liabilities	1,897.5	1,998.7	1,676.7
Non-current liabilities:
Long-term debt	146.8	146.7	1,336.0
Operating lease liabilities	1,087.3	1,147.3	1,334.8
Other liabilities	108.9	111.1	113.3
Deferred revenue	797.7	783.3	719.8
Deferred tax liabilities	171.1	159.2	95.9
Total liabilities	4,209.3	4,346.3	5,276.5
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (January 30, 2021 and May 2, 2020: 0.625 shares outstanding)	650.9	642.3	617.4
Shareholders’ equity:
Common shares of $.18 par value: authorized 500 shares, 52.7 shares outstanding (January 30, 2021 and May 2, 2020: 52.3 outstanding)	12.6	12.6	12.6
Additional paid-in capital	252.2	258.8	246.4
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.3 shares (January 30, 2021 and May 2, 2020: 17.7 shares)	(965.2)	(980.2)	(985.2)
Retained earnings	2,304.2	2,189.2	2,037.4
Accumulated other comprehensive loss	(283.6)	(290.5)	(327.8)
Total shareholders’ equity	1,320.6	1,190.3	983.8
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,180.8	$6,178.9	$6,877.7

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended
(in millions)	May 1, 2021	May 2, 2020
Cash flows from operating activities
Net income (loss)	$138.4	$(197.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	42.1	37.3
Amortization of unfavorable contracts	(1.4)	(1.4)
Share-based compensation	8.0	1.4
Deferred taxation	9.5	83.3
Asset impairments	1.5	136.3
Restructuring charges	—	6.7
Other non-cash movements	0.5	0.6
Changes in operating assets and liabilities, net of acquisition:
Decrease in accounts receivable	9.8	8.6
Decrease in other assets and other receivables	44.0	72.4
Decrease (increase) in inventories	19.3	(77.2)
Increase (decrease) in accounts payable	(122.2)	99.0
Increase (decrease) in accrued expenses and other liabilities	18.0	(40.1)
Changes in operating lease assets and liabilities	(31.2)	61.4
Increase (decrease) in deferred revenue	34.4	(5.0)
Changes in income tax receivable and payable	(8.4)	(192.7)
Pension plan contributions	(1.2)	(1.1)
Net cash provided by (used in) operating activities	161.1	(7.6)
Investing activities
Purchase of property, plant and equipment	(11.3)	(7.7)
Purchase of available-for-sale securities	(1.0)	—
Proceeds from sale of available-for-sale securities	1.9	1.3
Acquisition of Rocksbox Inc., net of cash acquired	(14.4)	—
Net cash used in investing activities	(24.8)	(6.4)
Financing activities
Dividends paid on common shares	—	(19.3)
Dividends paid on redeemable convertible preferred shares	—	(7.8)
Proceeds from revolving credit facilities	—	900.0
Repayments of revolving credit facilities	—	(80.0)
Decrease of bank overdrafts	—	(74.0)
Other financing activities	(13.7)	(4.9)
Net cash (used in) provided by financing activities	(13.7)	714.0
Cash and cash equivalents at beginning of period	1,172.5	374.5
Increase in cash and cash equivalents	122.6	700.0
Effect of exchange rate changes on cash and cash equivalents	3.3	(7.9)
Cash and cash equivalents at end of period	$1,298.4	$1,066.6

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On May 1, 2021, Signet had 2,833 stores totaling 4.2 million square feet of selling space. In the first quarter, store count, net stayed flat and square feet of selling space decreased 0.2%. Compared to year-end Fiscal 2021, store count, net stayed flat and square feet of selling space decreased 0.2%.

Store count by segment	January 30, 2021	Openings	Closures	May 1, 2021
North America segment	2,481	9	(8)	2,482
International segment	352	—	(1)	351
Signet	2,833	9	(9)	2,833